Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports First Quarter 2009 Results

SPOKANE, Wash. – April 29, 2009, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income of $31.0 million, or $0.57 per diluted share, for the first quarter of 2009, compared to net income of $25.2 million, or $0.47 per diluted share, for the first quarter of 2008.

“We had a strong first quarter and are off to a great start in 2009,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris. “Even with the decline in the economy, we saw approximately one percent growth in both electric and natural gas customers during the first quarter of 2009 as compared to the first quarter of 2008. During the first quarter of 2009, our subsidiary, Advantage IQ, signed new contracts that should add over $2 million in new revenues annually.

“Hydroelectric generation during the first quarter of 2009 was significantly better as compared to the first quarter of 2008. Based upon current snowpack conditions and projected stream flows, we expect hydroelectric generation to be near normal for 2009. We are also experiencing lower purchased power and fuel prices, as well as a decrease in natural gas costs. We plan to file requests in the coming weeks to pass along to our Washington and Idaho natural gas customers a benefit resulting from lower natural gas prices that we have experienced since our last price decrease to customers in January of this year. These Purchased Gas Adjustments are designed to pass through changes in natural gas costs to our customers with no change in gross margin or net income.

“In addition, we remain focused on diligently managing our operating costs, finding additional operating efficiencies, and providing reliable energy to our customers. Such measures include aggressively managing our employee headcount through attrition and restrictions on hiring.

“Further, we are actively pursuing the identification of projects that could be funded under the American Recovery and Reinvestment Act. Our focus is to identify opportunities that will match the goals of the stimulus funding and benefit our stakeholders.

“During these challenging economic times, we reflect on our 120-year history and remain committed to being innovative, achieving operational targets, and delivering the reliable service and value that both our customers and shareholders expect,” Morris said.

First Quarter of 2009 Highlights

Avista Utilities: Avista Utilities contributed net income of $30.6 million, or $0.56 per diluted share, for the first quarter of 2009 compared to $23.3 million or $0.44, for the first quarter of 2008. This was primarily the result of increased gross margin (operating revenues less resource costs) from the implementation of new rates in Washington and Idaho. These rate increases, determined to be reasonable and fair by the respective state regulatory commissions, were implemented following a full review and approval of our costs.

Also contributing to the increase in gross margin was a benefit of $2.7 million in the first quarter of 2009 under the Energy Recovery Mechanism as compared to the $3.4 million Avista Utilities absorbed in the first quarter of 2008. The lower electric resource costs during the first quarter of 2009 were a result of better hydroelectric generation than expected, as well as lower purchased power and fuel prices.

Avista Utilities’ operating revenues decreased by $11.4 million in the first quarter of 2009 as compared to the first quarter of 2008, as a result of decreases in natural gas revenues of $25.6 million, partially offset by increased electric revenues of $14.2 million. The decrease in natural gas revenues was primarily a result of decreased wholesale natural gas revenues, which was a result of lower wholesale natural gas prices. The increase in electric revenues was primarily due to increased retail electric revenues related to the implementation of new rates in Washington and Idaho.

Additionally, the improved results reflect a decrease in interest expense of $3.4 million that was achieved by refinancing maturing higher cost debt with lower cost long-term debt, as well as lower interest rates on borrowings under Avista’s $320 million committed line of credit.

Other utility operating expenses increased $6.0 million for the first quarter of 2009 as compared to the first quarter of 2008, primarily due to an increase of $2.8 million in operating and maintenance expenses at our generation facilities, as well as a $2.5 million increase in pension and other postretirement benefit costs.

Advantage IQ: Advantage IQ’s net income attributable to Avista Corporation was $1.2 million, or $0.02 per diluted share, for the first quarter of 2009 compared to $1.8 million or $0.03 per diluted share, for the first quarter of 2008. This was primarily a result of a decrease in interest earnings on funds held for customers (due to lower interest rates), our reduced ownership percentage in the business and amortization of intangible assets resulting from the Cadence Network, Inc. (Cadence Network) transaction. As previously reported, Advantage IQ acquired Cadence Network, a Cincinnati-based energy and expense management company, effective July 2, 2008. As consideration, the previous owners of Cadence Network received a 25 percent ownership interest in Advantage IQ.

Advantage IQ’s revenues for the first quarter of 2009 increased 38 percent as compared to the first quarter of 2008 and totaled $17.3 million. The increase in revenues was due to an increase in service revenues of 57 percent, partially offset by a 74 percent decrease in interest revenue. In the first quarter of 2009, Advantage IQ managed bills totaling $4.6 billion, an increase of $1.2 billion, or 35 percent, as compared to the first quarter of 2008. The acquisition of Cadence Network added $1.0 billion in managed bills for the first quarter of 2009.

Other Businesses: For the first quarter of 2009, the net loss attributable to Avista Corporation of one cent per diluted share from our other businesses was primarily due to losses on venture fund investments.

Summary Results: Results for the first quarter of 2009 as compared to the first quarter of 2008:

($ in thousands, except per-share data)	Q1 2009	Q1 2008
Operating Revenues	$487,470	$496,307
Income from Operations	$65,845	$59,061
Net Income attributable to Avista Corporation	$31,026	$25,231
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$30,583	$23,314
Advantage IQ	$1,167	$1,766
Other	$(724)	$151
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.56	$0.44
Advantage IQ	$0.02	$0.03
Other	$(0.01)	$—
Total earnings per diluted share attributable to Avista Corporation	$0.57	$0.47

Liquidity and Capital Resources: As of March 31, 2009, we had a combined $354.1 million of available liquidity under our $320 million committed line of credit, $200 million committed line of credit and $85 million revolving accounts receivable sales facility. We anticipate issuing long-term debt during the second half of 2009 to reduce the balances outstanding under our committed line of credit agreements. Additionally, during 2009 we are currently planning to remarket or refund the $66.7 million of Pollution Control Bonds that we repurchased in 2008.

On April 1, 2009, we redeemed the total amount outstanding ($61.9 million) of our Junior Subordinated Debt Securities held by AVA Capital Trust III. Concurrently, AVA Capital Trust III redeemed all of the Preferred Trust Securities issued to third parties ($60.0 million) and all of the Common Trust Securities issued to us ($1.9 million). The net redemption of $60.0 million was funded by borrowings under our $320.0 million committed line of credit agreement.

Avista has a sales agency agreement to issue up to 2 million shares of common stock from time to time. We issued 750,000 common shares under this agreement in 2008. We will continue to evaluate issuing common stock in future periods; however, we are not currently planning to issue common stock in 2009.

Utility capital expenditures were $42 million for the first quarter of 2009. We expect utility capital expenditures to be approximately $210 million for each of the full years of 2009 and 2010, reflecting our continued investment in upgrading the aging utility infrastructure to increase reliability. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

We are confirming our 2009 guidance for consolidated earnings to be in the range of $1.40 to $1.60 per diluted share. We expect Avista Utilities to contribute in the range of $1.30 to $1.45 per diluted share for 2009. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year. We expect Advantage IQ to contribute in the range of $0.12 to $0.14 per diluted share and the other businesses to be between a loss of $0.02 and a contribution of $0.01 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on April 29, 2009, at 10:30 a.m. ET to discuss this news release. The call is available at (800) 706-7741, passcode: 45742134. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Monday, May 4, 2009. Call (888) 286-8010, passcode 88776149 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 355,000 electric and 315,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions and their effect on energy demand and generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; global financial and economic conditions (including the availability of credit) and their effect on our ability to obtain funding for working capital and long-term capital requirements on acceptable terms; economic conditions in our service areas, including the effect on the demand for, and customers’ ability to pay for, our utility services; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas for retail customers or wholesale obligations and the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred and the willingness of regulators to grant necessary rate increases; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2008. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2009	2008
Operating revenues	$487,470	$496,307

Operating expenses:
Resource costs	295,420	324,146
Other operating expenses	75,025	65,564
Depreciation and amortization	24,285	22,451
Utility taxes other than income taxes	26,895	25,085

Total operating expenses	421,625	437,246

Income from operations	65,845	59,061

Other income (expense):
Interest expense, net of capitalized interest	(16,398)	(19,784)
Other income (expense) - net	(560)	1,176

Total other income (expense) - net	(16,958)	(18,608)

Income before income taxes	48,887	40,453
Income taxes	17,468	15,089

Net income	31,419	25,364
Less: Net income attributable to noncontrolling interest	(393)	(133)

Net income attributable to Avista Corporation	$31,026	$25,231

Weighted-average common shares outstanding (thousands), basic	54,616	53,020
Weighted-average common shares outstanding (thousands), diluted	54,722	53,382
Earnings per common share attributable to Avista Corporation:
Basic	$0.57	$0.48

Diluted	$0.57	$0.47

Dividends paid per common share	$0.180	$0.165

Issued April 29, 2009

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$35,654	$24,313
Accounts and notes receivable	215,542	218,846
Other current assets	178,787	239,068
Total net utility property	2,503,986	2,492,191
Total other property and investments	135,524	138,876
Regulatory assets for deferred income taxes	101,705	115,005
Regulatory assets for pensions and other postretirement benefits	169,396	172,278
Other regulatory assets	83,927	85,112
Non-current utility energy commodity derivative assets	35,322	49,313
Power cost deferrals	44,867	57,607
Unamortized debt expense	31,862	33,004
Other deferred charges	7,130	5,134

Total Assets	$3,543,702	$3,630,747

Liabilities and Stockholders’ Equity
Accounts payable	$136,648	$176,116
Current portion of long-term debt	17,132	17,207
Short-term borrowings	226,100	252,200
Other current liabilities	243,706	243,021
Long-term debt	809,686	809,258
Long-term debt to affiliated trusts	113,403	113,403
Regulatory liability for utility plant retirement costs	214,770	213,747
Pensions and other postretirement benefits	170,739	184,588
Deferred income taxes	470,913	488,940
Other non-current liabilities and deferred credits	110,285	124,178

Total Liabilities	2,513,382	2,622,658

Stockholders’ Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (54,643,215 and 54,487,574 outstanding shares)	775,813	774,986
Retained earnings and accumulated other comprehensive loss	243,407	221,897

Total Avista Corporation Stockholders’ Equity	1,019,220	996,883
Noncontrolling interest	11,100	11,206

Total Stockholders’ Equity	1,030,320	1,008,089

Total Liabilities and Stockholders’ Equity	$3,543,702	$3,630,747

Issued April 29, 2009

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	First Quarter
	2009	2008
Avista Utilities
Retail electric revenues	$195,516	$177,687
Retail kWh sales (in millions)	2,450	2,497
Retail electric customers at end of period	355,370	352,361
Wholesale electric revenues	$29,201	$30,676
Wholesale kWh sales (in millions)	597	311
Sales of fuel	$11,972	$14,578
Other electric revenues	$3,778	$3,296
Retail natural gas revenues	$180,586	$184,333
Wholesale natural gas revenues	$36,505	$58,861
Transportation and other natural gas revenues	$3,306	$2,841
Total therms delivered (in thousands)	264,489	263,663
Retail natural gas customers at end of period	314,798	311,495
Income from operations (pre-tax)	$63,622	$55,800
Net income attributable to Avista Corporation	$30,583	$23,314
Advantage IQ
Revenues	$17,340	$12,520
Income from operations (pre-tax)	$2,624	$3,005
Net income attributable to Avista Corporation	$1,167	$1,766
Other
Revenues	$9,266	$11,515
Income (loss) from operations (pre-tax)	$(401)	$256
Net income (loss) attributable to Avista Corporation	$(724)	$151

Issued April 29, 2009